Exhibit 99.1

News Release

Bobby Kotick to Conclude Service on

Board of Directors of The Coca-Cola Company

ATLANTA, March 4, 2022 – The Coca-Cola Company announced today that Bobby Kotick has informed the company he will not stand for reelection to the board of directors.

“We appreciate Bobby’s decade of service to our company,” said James Quincey, Chairman and CEO of The Coca-Cola Company. “We wish him all the best.”

“I have decided not to stand for re-election to The Coca-Cola Company board in order to focus my full attention on Activision Blizzard at this pivotal time as we prepare for our merger with Microsoft,” Kotick said. “It has been a pleasure and a privilege to serve on the Coca-Cola board for the past 10 years.”

About The Coca-Cola Company

The Coca-Cola Company (NYSE: KO) is a total beverage company with products sold in more than 200 countries and territories. Our company’s purpose is to refresh the world and make a difference. We sell multiple billion-dollar brands across several beverage categories worldwide. Our portfolio of sparkling soft drink brands includes Coca-Cola, Sprite and Fanta. Our hydration, sports, coffee and tea brands include Dasani, smartwater, vitaminwater, Topo Chico, BODYARMOR, Powerade, Costa, Georgia, Gold Peak, Honest and Ayataka. Our nutrition, juice, dairy and plant-based beverage brands include Minute Maid, Simply, innocent, Del Valle, fairlife and AdeS. We’re constantly transforming our portfolio, from reducing sugar in our drinks to bringing innovative new products to market. We seek to positively impact people’s lives, communities and the planet through water replenishment, packaging recycling, sustainable sourcing practices and carbon emissions reductions across our value chain. Together with our bottling partners, we employ more than 700,000 people, helping bring economic opportunity to local communities worldwide. Learn more at www.coca-colacompany.com and follow us on Twitter, Instagram, Facebook and LinkedIn.

Contacts:

Investors and Analysts: Tim Leveridge, koinvestorrelations@coca-cola.com

Media: Scott Leith, sleith@coca-cola.com